Exhibit 10.25
Overland Storage, Inc.
2009 Equity Incentive Plan
Notice of Stock Unit Award
You have been granted units representing shares of Common Stock of Overland Storage, Inc. (the “Company”) on the following terms:

Name of Recipient:
Total Number of Units Granted:
Date of Grant:	May 13, 2014
Vesting Commencement Date:	May 13, 2014
Vesting Schedule:
The units subject to this award will vest in six (6) equal installments, with the first installment vesting six (6) months after the Vesting Commencement Date and an additional installment vesting at the end of each six-month period thereafter, subject in each case to your continued “Service” (as defined in the Plan) through the applicable vesting date. Each date on which an installment of this award vests is referred to as a “Vesting Date.”

Vesting Installments:	-- shares on November 13, 2014 -- shares on May 13, 2015 -- shares on November 13, 2015 -- shares on May 13, 2016 -- shares on November 13, 2016 -- shares on May 13, 2017
You and the Company agree that these units are granted under and governed by the terms and conditions of the Overland Storage, Inc. 2009 Equity Incentive Plan (the “Plan”) and the Stock Unit Agreement, both of which are attached to and made a part of this document.
You further agree that the Company may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a web site, it will notify you by email.

Participant:	Overland Storage, Inc.
By:
Overland Storage, Inc.
2009 Equity Incentive Plan
Stock Unit Agreement

Payment for Units	No payment is required for the units that you are receiving.

Vesting	The units vest in installments, as shown in the Notice of Stock Unit Award.
To the extent then outstanding and unvested, the units will vest in full (i) if your Service terminates because of your Disability or death, or (ii) if a Change in Control occurs.

In the event that your Service is terminated by the Company without Cause or by you for Good Reason and you are not entitled to full vesting as provided above, (a) this award will vest on the date of termination of your Service (the “Termination Date”) with respect to a number of units determined by multiplying (x) the number of then-outstanding and unvested units that would have otherwise vested on the next Vesting Date (if any) following your Termination Date (had your employment not terminated), by (y) a fraction, the numerator of which will be the number of whole months that have elapsed between the Vesting Date that immediately preceded your Termination Date (or, in the case of a termination prior to the initial Vesting Date, the Vesting Commencement Date) and your Termination Date, and the denominator of which will be six (6); and (b) any units subject to this award that are not vested after giving effect to the foregoing clause (a) shall terminate.

The units are also subject to any rights to accelerated vesting you may have under any employment, severance, retention or similar agreement with the Company in effect on the Date of Grant (with any such acceleration rights to be applied, in the case of a termination of your Service other than in connection with a Change in Control, after giving effect to the prorated vesting described above).

Forfeiture
Except as described above, if your Service terminates for any reason, then your units will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination. This means that the units will immediately be cancelled. You receive no payment for units that are forfeited.

The Company determines when your Service terminates for this purpose.
Leaves of Absence and Part-Time Work
For purposes of this award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing and if continued crediting of Service is required by applicable law, the Company’s leave of absence policy or the terms of your leave. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Stock Unit Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Stock Unit Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Nature of Units
Your units are mere bookkeeping entries. They represent only the Company’s unfunded and unsecured promise, subject to vesting and the other terms and conditions of this Agreement, to issue shares of Common Stock on a future date. As a holder of units, you have no rights other than the rights of a general creditor of the Company.

No Voting Rights or Dividends
Your units carry neither voting rights nor rights to cash dividends. You have no rights as a shareholder of the Company unless and until your units are settled by issuing shares of the Company’s Common Stock.

Units Nontransferable	You may not sell, transfer, assign, pledge or otherwise dispose of any units, except pursuant to a Domestic Relations Order. For instance, you may not use your units as security for a loan.
Settlement of Units
Your units that become vested in accordance with the terms of this Agreement will be settled in shares of the Company’s Common Stock on a one-for-one basis. Each unit that becomes vested on a Vesting Date will be settled on the earlier to occur of (x) the date that is two (2) trading days after the Company’s next earnings release that follows the applicable Vesting Date, and (y) the date that is seventy (70) days following the Vesting Date; provided, however, that in the event you have (prior to the applicable Vesting Date) entered into an irrevocable arrangement (on terms reasonably acceptable to the Company) with a third-party broker to use the proceeds of a sale of shares on the market to provide for tax withholding in connection with such vesting event and provided the terms of such arrangement to the Company (a “Broker Arrangement”), you and the Company agree that, unless and until otherwise provided by the Company, at the time of settlement of the vested units, the Company will (a) deliver to your designated broker a number of whole shares, valued at their then Fair Market Value, with a value equal to the withholding obligations of the Company or its Subsidiaries with respect to the portion of the award that vested on the related Vesting Date at the minimum applicable withholding rates (the “Minimum Withholding Obligations”), (b) retain a number of whole shares, valued at their then Fair Market Value, with a value equal to the Minimum Withholding Obligations (the “Retained Shares”), and (c) deliver to you the balance of the shares otherwise payable in respect of the vested units. In the case of a Broker Arrangement, the Company will deliver the Retained Shares to you promptly upon the Company’s receipt of payment of the Minimum Withholding Obligations.

In the event that any of your units vest in connection with your death or Disability or a termination of your Service, in each case as provided under “Vesting” above, such vested units will be settled upon or promptly following (and in all events not later than two and one-half months following) the date of such vesting event (or, in the event that you are entitled to additional vesting of your units as a result of a Change in Control as provided above, the date of the Change in Control event as to any additional units vesting on that event).

Withholding; Taxes
No payment of the units will be made to you unless you have made acceptable arrangements to pay any withholding taxes that may be due as a result of such payment. With the Company’s consent and subject to all applicable laws and Company policies (including insider-trading policies), these arrangements may include (a) withholding shares of Company stock that otherwise would be issued to you when the units are settled, (b) surrendering shares that you previously acquired or (c) a Broker Arrangement (as defined above). In the case of clauses (a) and (b) above, the Fair Market Value of these shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes.
The award is intended as a “short-term deferral” under Section 409A of the Code and this Agreement shall be interpreted consistent with that intent. Except for the Company’s withholding right set forth in the preceding paragraph, you will be responsible for any and all taxes that arise with respect to your award.

Restrictions on Resale
You agree not to sell any shares at a time when Applicable Law, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights
Your award or this Agreement does not give you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Company stock, the number of your units will be adjusted accordingly, as the Company may determine pursuant to the Plan.
Beneficiary Designation
You may dispose of your units in a written beneficiary designation. A beneficiary designation must be filed with the Company on the proper form. It will be recognized only if it has been received at the Company’s headquarters before your death. If you file no beneficiary designation or if none of your designated beneficiaries survives you, then your estate will receive any vested units that you hold at the time of your death.

Definition of Cause
For purposes of this Agreement, “Cause” has the meaning given to such term in any employment agreement between you and the Company as in effect on the Date of Grant or, if there is no such agreement (or such agreement does not include a definition of such term), shall mean: (a) acts or omissions constituting reckless or willful misconduct on your part with respect to your obligations or otherwise relating to the business of the Company that causes material harm to the Company or its reputation; (b) your material breach of any agreement between you and the Company, which breach you fail to cure within 30 days after receiving written notice from the Board that specifies the specific conduct giving rise to the alleged breach; (c) your conviction or entry of a plea of nolo contendere for fraud, theft or embezzlement, or any felony or crime of moral turpitude; or (d) your willful neglect of duties as reasonably determined by the Board of Directors of the Company, which you fail to cure within 30 days after receiving written notice from the Board that specifies the specific duties that you have failed to perform.

Definition of Good Reason
For purposes of this Agreement, “Good Reason” has the meaning given to such term in any employment agreement between you and the Company as in effect on the Date of Grant or, if there is no such agreement (or such agreement does not include a definition of such term), shall mean a voluntary termination by you of your employment with the Company within one year after the initial occurrence of one or more of the following: (a) the Company reduces your base compensation (including commissions) by more than ten percent (10%), (b) your authority, responsibilities and/or duties are materially reduced so that your duties are no longer consistent with your position as of the Date of Grant and you no longer report directly to the President or Chief Executive Officer of the Company; (c) a material breach by the Company of any agreement between you and the Company; or (d) the Company relocates your principal place of work to a location more than fifty (50) miles from the Company’s current office location as of the Date of Grant without your prior written approval; provided, however, that such a termination by you shall not be a termination for Good Reason unless you notify the Company in writing within 60 days following the initial existence of one of the circumstances constituting “Good Reason”, the Company is given 30 days from the receipt of such notice in which the Company may remedy or cure such condition, and the Company fails to remedy or cure the condition set forth in your notice within 30 days of receipt of such notice. For purposes of the foregoing, if you do not timely provide notice to the Company, then you are deemed to have waived this right.

Governing Law	This Agreement will be interpreted and enforced under the laws of the State of California (without regard to its choice-of-law provisions).
The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. Capitalized terms not otherwise defined herein have the meanings given to them in the Plan document.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.